Exhibit 4.107

INVESTMENT AGREEMENT

by and among

iQIYI, Inc

and

PAGAC IV-1 (Cayman) Limited

and

PAG Pegasus Fund LP

Dated as of August 30, 2022

Section 7.8.	Expenses	33
Section 7.9.	Successors and Assigns	33
Section 7.10.	Governing Law; Arbitration	34
Section 7.11.	Severability	35
Section 7.12.	Specific Performance.	35
Section 7.13.	Headings	35
Section 7.14.	Non-Recourse	35

Schedule I:	List of Investor
Schedule II:	Registration Rights
Schedule III:	Collateral Arrangements
Schedule IV:	2025 Note Repurchase
Exhibit A:	Form of Indenture
Exhibit B:	Form of Joinder

This INVESTMENT AGREEMENT (this “Agreement”), dated as of August 30, 2022, is by and among:

(i)	iQIYI, Inc, a Cayman Islands incorporated company listed on NASDAQ under the ticker IQ (the “Company”);

(ii)

PAGAC IV-1 (Cayman) Limited, an exempted company incorporated in Cayman Islands, with the registered address at P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands (“PAG Asia”); and

(iii)

PAG Pegasus Fund LP, an exempted limited partnership established and registered under the laws of the Cayman Islands, with the registered address at P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands (“PAG Pegasus”, together with PAG Asia, collectively referred to as the “Investors”, and individually, an “Investor”).

Each a “Party”, and collectively, the “Parties”. Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

WHEREAS, each Investor desires to purchase from the Company, and the Company desires to issue and sell to each Investor, such Investor’s applicable portion of US$500,000,000 principal amount of the 6% convertible senior notes issued by the Company (referred to herein as the “Note” or the “Notes”), convertible into Class A Ordinary Shares (or ADSs representing Class A Ordinary Shares), in the form attached to the Indenture and to be issued in accordance with the terms and conditions of the Indenture and this Agreement; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2025 Notes” shall mean the convertible senior notes issued by the Company on March 29, 2019 pursuant to the indenture dated March 29, 2019 by and between the Company and Citicorp International Limited.

“Action” shall mean claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter or proceeding.

“ADS” means an American Depositary Share issued pursuant to the Deposit Agreement, each representing seven Class A Ordinary Shares of the Company as of the date of this Agreement, and deposited with the ADS Custodian.

“ADS Custodian” means JPMorgan Chase Bank, N.A., with respect to the ADSs delivered pursuant to the Deposit Agreement, or any successor entity thereto.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person, excluding, with respect to the Investors, portfolio companies of PAG Asia IV LP, Baidu’s competitors, the Companies’ competitors and any Persons controlled by Baidu’s competitors or the Company’s competitors; “control” (including its correlative meanings, “controlled by” and “under common control with” and including when used in the term “controlled Affiliates”) shall mean possession, directly or indirectly, of power or authority to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Laws” shall mean with respect to any Person, any transactional, domestic or foreign, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Articles of Association” shall mean the Ninth Amended and Restated Memorandum of Association of the Company and the Ninth Amended and Restated Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Audit Committee” shall mean the Audit Committee of the Board of Directors of the Company.

“Baidu” shall mean Baidu Inc., and all of its Subsidiaries and controlled Affiliates.

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” or “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d- 3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time; provided, however, for purposes of this Agreement, the holders of the Notes shall at all times be deemed to have Beneficial Ownership of Company Ordinary Shares issuable upon conversion of the Notes held by them.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York, the PRC, Hong Kong or the Cayman Islands are authorized or obligated by law or executive order to remain closed.

“Capital Raising” shall have the meaning set forth in Section 4.2(a)(ii).

“Change in Law Event” shall mean a Change in Law (as defined in the Indenture) that negatively and materially affects the enforceability of the Security Documents with material impact on the Investors’ economic interest or the Investors’ right to receive amounts due under the Indenture and the Notes.

“Class A Ordinary Shares” shall have the meaning set forth in Section 3.1(d)(i).

“Class B Ordinary Shares” shall have the meaning set forth in Section 3.1(d)(i).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Collateral Arrangement” shall have the meaning set forth in Section 4.9(a).

“Collateral Package” shall mean those contracts identified on Schedule III, with a value not lower than (i) 130% of the total principal amount of the convertible notes held by the Investors or their Affiliates, prior to the Investors’ exercise of the Oversubscription Right, and (ii) 120% of the total principal amount of the convertible notes held by the Investors or their Affiliates, after the exercise of the Oversubscription Right ((i) and (ii), the “Value Thresholds”).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.1.

“Company Ordinary Shares” shall have the meaning set forth in Section 3.1(d)(i).

“Compliance Laws” shall have the meaning set forth in Section 3.1(p)(i).

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“Confidential Information” shall have the meaning set forth in Section 7.7(a).

“Conversion Price” shall have the meaning set forth in the Indenture. “Conversion Rate” shall have the meaning set forth in the Indenture.

“Conversion Shares” shall mean Class A Ordinary Shares (including in the form of ADSs) issued or issuable upon conversion of the Notes.

“Debt Financing Transaction” shall mean one or more debt financing or similar transactions (including swap or repurchase transactions solely for the purpose of providing liquidity and leverage) that may be entered into by any Investor or its Affiliates with a lender or counterparty prior to or after the Closing, which may or may not be secured by a mortgage, charge or pledge of the Notes and/or the Company Ordinary Shares (directly or in the form of ADSs) issuable or issued upon conversion of the Notes.

“Deposit Agreement” shall mean the deposit agreement dated as of March 28, 2018, by and among the Company, the ADS Custodian and the holders and beneficial owners of the ADSs delivered thereunder or, if amended or supplemented as provided therein, as so amended or supplemented.

“Director Indemnification Agreement” shall mean the indemnification agreement to be entered into between the Company and the PAG Asia Director in the form reasonably satisfactory to the Investors at or prior to Closing.

“Dispute” shall have the meaning set forth in Section 7.10(b).

“DTC” means The Depository Trust Company, a New York corporation. “Enforceability Exceptions” shall have the meaning set forth in Section 3.1(d).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Period” shall have the meaning set forth in Section 4.2(a)(i).

“Extinguishment Event” shall have the meaning set forth in Section 4.9(c).

“Fundamental Adverse Regulatory Change” shall have the meaning set forth under the Indenture.

“Form F-3” shall mean such respective form of registration statement under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Fundamental Warranties” shall mean any representations and warranties of the Company contained in Section 3.1(a) to Section 3.1(g)(i).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission, stock exchange or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Governmental Order” shall mean the judgment, injunction, order, ruling, verdict, decree or other similar determinations or findings of any Governmental Entity.

“Group Companies” or the “Group” shall mean the Company and all of its Subsidiaries, and “Group Company” shall mean any of them.

“HKSE” shall mean the Hong Kong Stock Exchange.

“HKSE Listing” shall mean a secondary listing of Class A Ordinary Shares on the Main Board of the HKSE.

“HK NewCo” means a limited liability company to be formed in Hong Kong by the Company or its Subsidiaries.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Initial Conversion Rate” shall have the meaning set forth in Section 5.6. “Indemnification Notice” shall have the meaning set forth in Section 6.2(a). “Indemnitee” shall have the meaning set forth in Section 6.1(a).

“Indenture” shall mean an indenture in the form attached hereto as Exhibit A, as amended, supplemented or otherwise modified from time to time with the consent of the Investors and the Company prior to the Closing, it being agreed that the Company and the Investors shall consent to any changes required by the Trustee that do not adversely affect the Company or the Investor, or the Investor’s financing sources, including with respect to timing and mechanics of transfers and exchanges of securities and interests therein, in any material respect.

“Initial Conversion Rate” shall have the meaning set forth in Section 5.6.

“Intellectual Property” shall mean (A) all trademarks, service marks, brand names, trade names, logos, designs, slogans, taglines, domain names, rights to social media accounts, the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing together with all good-will associated therewith; (B) patents, applications for patents, and any renewals, extensions or reissues thereof, in any jurisdiction; (C) nonpublic information, know-how, trade secrets, technology and inventions (whether patentable or not) and confidential information; (D) copyrights, works of authorship, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, mask works and copyrightable works; (E) software (including source code and object code), data, databases, and documentation thereof; and (F) other intellectual property, industrial property and proprietary rights.

“Investor” or “Investors” shall have the meaning set forth in the preamble hereto.

“Issuer Agreement” shall have the meaning set forth in Section 4.7(a).

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all or a portion of the rights and obligations of an Investor under this Agreement, in the form and substance substantially as attached hereto as Exhibit B or such other form as may be agreed to by the Company and the Investors.

“Knowledge” shall mean the actual knowledge, after due and reasonable inquiry within the Group, of the Company’s executive officers (as defined under Rule 405) and general counsel (or equivalent officer).

“Lien” shall mean any claim, charge, easement encumbrance, lease, covenants, security interest, lien, option, mortgage, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, law, equity or otherwise.

“Long Stop Date” shall mean December 31, 2022.

“Losses” shall mean all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement.

“Match Notice” shall have the meaning set forth in Section 4.3(b).

“Material Adverse Effect” shall mean any event, fact, condition or circumstance or any combination of them that, individually or in the aggregate with any other events, facts, conditions or circumstances, has had or would reasonably be expected to have, a material adverse effect on any of the following: (i) the business, assets, financial condition, results of operation or prospects of the Group Companies, taken as a whole; or (ii) the ability of the Group Companies to perform their material obligations under any of the Transaction Documents; other than any event, fact, condition or circumstance resulting from (A) changes in general economic, financial market, business, social or geopolitical conditions; (B) changes or developments in any of the industries in which the Company or any other Group Company operates; (C) changes in any Applicable Laws or applicable accounting regulations or principles, or the interpretation or enforcement thereof, other than any Fundamental Adverse Regulatory Change (as defined in the Indenture) and any Change in Law Event; (D) any change in the price or trading volume of the ADS or any failure to meet any financial projections, forecasts or forward-looking statements (it being understood that this clause (D) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided for under clauses (A) through (H) hereof) is a Material Adverse Effect); (E) any pandemic, epidemic, disease outbreak or other public health emergency (including the Coronavirus Disease 2019 (COVID 19)) or any lockdowns imposed pursuant thereto, natural disaster, or any outbreak or escalation of hostilities or war or any act of terrorism; (F) the announcement of and performance of this Agreement or the other Transaction Documents by the Company or the other Group Companies, the pendency or consummation of the transactions contemplated hereunder, or the identity of the Investors or any of their Affiliates; or (H) any action taken, or failure to take action, by the Company or another Group Company that the Investors have consented to or requested in writing; provided, however, that any event, fact, condition or circumstance in clauses (A), (B), (C) and (E) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such event, fact, condition or circumstance has a disproportionate adverse effect on the business, assets, financial condition, results of operation or prospects of the Group Companies, taken as a whole, as compared to other participants in the industry or the market in which the Group Companies operate.

“Nasdaq” shall mean The Nasdaq Global Select Market.

“Note” or “Notes” shall have the meaning set forth in the preamble hereto.

“Note Acceleration Repayment Price” shall have the meaning set forth in the Indenture. “Offer” shall have the meaning set forth in Section 4.3(a).

“Offer Notice” shall have the meaning set forth in Section 4.3(a).

“Oversubscription Period” shall have the meaning set forth in Section 4.1.

“Oversubscription Right” shall have the meaning set forth in Section 4.1.

“PAG Asia” shall have the meaning set forth in the preamble hereto.

“PAG Asia Change of Control” shall have the meaning set forth in Section 7.9(c).

“PAG Asia Director” shall have the meaning set forth in Section 4.5(a).

“PAG Pegasus” shall have the meaning set forth in the preamble hereto.

“Party” or “Parties” shall have the meaning set forth in the preamble hereto.

“Permits” shall have the meaning set forth in Section 3.1(i).

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Permitted Financing” shall have the meaning set forth in Section 4.2(b).

“PRC” means the People’s Republic of China, solely for the purpose of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

“Preferred Financing Partnership Period” shall have the meaning set forth in Section 4.3(a).

“Prohibited Person” shall have the meaning set forth in Section 3.1(p).

“Public Officials” shall have the meaning set forth in Section 3.1(p).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Registrable Securities” shall have the meaning set forth in Schedule II.

“Registration Requirements” shall have the meaning set forth in Schedule III.

“RMB” shall mean the renminbi, the official currency of the PRC.

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 144A” shall mean Rule 144A promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall have the meaning set forth in Schedule III.

“Specified Persons” shall have the meaning set forth in Section 7.14.

“Strategy Committee” shall have the meaning set forth in Section 4.5(c).

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries. For the avoidance of doubt, Subsidiaries of the Company shall include the VIE Entities and their respective Subsidiaries.

“Transaction Documents” shall mean this Agreement, the Indenture, the Security Documents, the Director Indemnification Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by the aforementioned documents.

“Trustee” shall mean an institutional trustee to be appointed by the Company and the Investors.

“United States” or “U.S.” shall mean the United States of America.

“US$” shall mean the United States dollar, the official currency of the United States.

“VIE Entities” shall mean the variable interest entities of the Company or any of its Subsidiaries, including (i) Beijing IQIYI Science & Technology Co., Ltd. (“北京爱奇艺科技有限公司”), a limited liability company organized under the laws of the PRC, (ii) Shanghai IQIYI Culture Media Co., Ltd. (“上海爱奇艺文化传媒有限公司”), a limited liability company organized under the laws of the PRC, and (iii) Shanghai Zhong Yuan Network Co., Ltd. (“上海众源网络有限公司”), a limited liability company organized under the laws of the PRC.

Section 1.2. General Interpretive Principles.

Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. The “transactions contemplated hereby”, “transactions contemplated hereunder” and similar terms are not intended to include potential future transactions that may be pursued by the Parties. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the Notes will have any right to vote, or except as otherwise provided in the Indenture any right to receive any dividends or other distributions that are made or paid to the holders of the Company Ordinary Shares (directly or in the form of ADSs).

ARTICLE II

SALE AND PURCHASE OF THE

NOTES

Section 2.1. Sale and Purchase of the Notes.

Subject to the terms and conditions of this Agreement, at the Closing the Company shall issue and sell to each Investor, and each Investor shall purchase and acquire from the Company, the Notes with the applicable principal amount set forth opposite such Investor’s name under Schedule I hereto for a purchase price equal to the principal amount of the Notes (the “Purchase Price”). The obligations of each Investor to purchase its portion of the Notes are several and not joint.

Section 2.2. Closing.

(a)

The closing of the issuance and purchase of the Notes (the “Closing”) shall take place remotely via the exchange of documents and signatures on the fifteenth (15th) Business Day after the satisfaction (or, where permissible, waiver) of all the conditions to the closing set forth in Section 2.2(c) and Section 2.2(d) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed by the Parties in writing, but in any event prior to the Long Stop Date. The date and time of the Closing are referred to herein as the “Closing Date”.

(b)	To effect the purchase and sale of Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)	The Company shall:

(A)	deliver the fully executed Indenture to each Investor dated as of the Closing Date;

(B)	issue the Notes as set forth in Section 2.1 registered in the name of DTC or its nominee; and

(C)	deliver to each Investor such other documents or deliverables that should be but have not yet been delivered as set forth in Section 2.2(c);

(ii)	Each Investor shall:

(B)

against the issuance and delivery of the items as set forth in Section 2.2(b)(i), cause a wire transfer of immediately available funds in United States dollars an amount equal to such Investor’s respective Purchase Price to the account designated (notified at least three (3) Business Days prior to the Closing Date) by the Company;

(C)	deliver to the Company such other documents or deliverables that should be but have not yet been delivered as set forth in Section 2.2(d).

(c)	The obligations of each Investor to purchase the Notes are subject to the satisfaction or waiver by the Investor of the following conditions as of the Closing:

(i)

no Governmental Order by, before or under the supervision of any Governmental Entity, no law or regulation that would have the effect of prohibiting the Closing shall be in effect and no lawsuit commenced by any Governmental Entity seeking to prohibit the Closing shall be pending;

(ii)

(A) each of the Fundamental Warranties shall be true and accurate in all respects, (B) each of the representations and warranties of the Company set forth in Section 3.1 (other than the Fundamental Warranties) that contain any “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers therein shall be true and accurate in all respects, and (C) any other representations and warranties of the Company set forth in Section 3.1 shall be true and accurate in all material respects, in each case of (A), (B) and (C), as of the date hereof and as of the Closing Date as if made on such Closing Date with reference to facts and circumstances existing on the Closing Date (except for such representations and warranties that speak as of a specified date, which representations and warranties shall be true and accurate in such respects as described above as of such specified date);

(iii)

The Group Companies shall have performed and complied with, and not be in breach or default under, agreements, covenants, conditions and obligations contained in the Transaction Documents that are required to be performed or complied with by the Group Companies on or before the Closing Date in all material respects;

(iv)	There shall have been no Material Adverse Effect from the date of this Agreement;

(v)	Each of the Company and the relevant Group Companies shall have duly executed each Transaction Document to which it is a party and delivered to each Investor at or prior to Closing;

(vi)	The Pre-Closing Collateral Related Activities (as defined in Schedule III) shall have been completed; and

(vii)

The Investors shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Section 2.2(c)(i) to Section 2.2(c)(iv), and (vi) have been satisfied.

(d)	The obligations of the Company to sell the Notes to each Investor are subject to the satisfaction or waiver of the following conditions as of the Closing:

(i)

No Governmental Order by, before or under the supervision of any Governmental Entity, no law or regulation that would have the effect of prohibiting the Closing shall be in effect and no lawsuit commenced by any Governmental Entity seeking to prohibit the Closing shall be pending;

(ii)

The representations and warranties of the Investor set forth in Section 3.2 that contain any “materiality”, “material adverse effect” or similar qualifiers therein shall be true and correct in all respects, and any other representations and warranties of the Investor set forth in Section 3.2 shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date;

(iii)

The Investor shall have performed and complied with, and not be in breach or default under, agreements, covenants, conditions and obligations contained in the Transaction Documents that are required to be performed or complied with by the Investor on or before the Closing Date in all material respects;

(iv)	The Investor shall have duly executed each Transaction Document to which it is a party and delivered to the Company at or prior to Closing; and

(v)

the Company shall have received a certificate, dated the Closing Date, duly executed by an authorized signatory of the Investor on behalf of such Investor, certifying that the conditions specified in Section 2.2(d)(i) to (iii) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company.

Except as disclosed in the documents filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case, any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature, other than specific factual information contained therein) (the “Company Disclosure Documents”), the Company hereby represents and warrants to the Investors, as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), as follows:

(a)

Due Formation and Qualification. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed does not and would not have a Material Adverse Effect. None of the Company or its Subsidiaries is in violation of any of the provisions of its constitutional documents in any material respects.

(b)

Authority. Each relevant Group Company has full power and authority to enter into, execute and deliver this Agreement and each other Transaction Document to be executed and delivered by such Group Company and to perform its obligations hereunder. Save for actions specified as post-Closing obligations in the Transaction Documents, the execution and delivery by the relevant Group Companies of this Agreement and the other Transaction Documents and the performance by them of their obligations hereunder and thereunder have been, or will be prior to the Closing, duly authorized by all requisite actions on its part.

(c)

Valid Agreement. Each Transaction Document has been, or will be prior to the Closing, duly executed and delivered by the relevant Group Companies and assuming the due authorization, execution and delivery by the Investors, constitute the legal, valid and binding obligation of such Group Companies, enforceable against such Group Companies in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies ((i) and (ii), collectively, the “Enforceability Exceptions”), or (iii) for any limitation set out in Schedule III with respect to certain document(s) that were entered as part of the Collateral Package.

(d)	Capitalization.

(i)

As of the date of this Agreement, the authorized share capital of the Company is US$1,000,000 divided into 100,000,000,000 shares comprising (i) 94,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each (the “Class A Ordinary Shares”), (ii) 5,000,000,000 Class B Ordinary Shares of a par value of US$0.00001 each (the “Class B Ordinary Shares”, together with the Class A Ordinary Shares, the “Company Ordinary Shares”) and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the Board of Directors may determine in accordance with the Articles of Association. As of February 28 , 2022, there were (i) 2,722,823,893 Class A Ordinary Shares (excluding 217,740,107 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards under our share incentive plans) and 2,876,391,396 Class B Ordinary Shares outstanding and no undesignated shares of the Company issued and outstanding.

(ii)

All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s Subsidiaries have been issued and granted in compliance with (x) all Applicable Laws and (y) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal or other similar rights.

(iii)	The Group Companies (other than the Company) are owned or controlled directly or indirectly by the Company (including control by the Company through contractual arrangements over the VIE Entities).

(e)

Due Issuance of the Indenture. On the Closing Date, the Indenture will be duly executed and delivered by the Company and, assuming the Indenture will be a valid and binding obligation of the Trustee, the Indenture will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company has available for issuance the maximum number of Company Ordinary Shares initially issuable upon conversion of the Notes into Company Ordinary Shares (including in the form of ADSs) if such conversion were to occur immediately following Closing.

(f)

Due Issuance of the Conversion Shares. The Conversion Shares, when issued to the Investors upon the conversion of the Notes, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued in compliance with the registration and qualification requirements of all Applicable Laws (assuming the accuracy of the representations and warranties of the Investors set forth in Section 3.2) and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or expressly created by virtue of this Agreement, and upon delivery and entry into the register of members of the Company will transfer to the Investors good and valid title to the Conversion Shares.

(g)

Non-contravention. Neither the execution and the delivery of the Transaction Documents (except for any limitation set out in Schedule III agreed as part of the collateral arrangement), nor the consummation of the transactions and performance of the obligations contemplated hereby by the relevant Group Companies, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject, or (iii) result in a material violation of any Applicable Laws applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of the Transaction Documents or the right of the Company to enter into these Transaction Documents or to consummate the transactions contemplated hereby.

(h)

Consents and Approvals. Except for any limitation set out in Schedule III agreed as part of the collateral arrangement, neither the execution and delivery by the relevant Group Companies of the Transaction Documents, nor the consummation by the relevant Group Companies of any of the transactions contemplated hereby, nor the performance by the relevant Group Companies of the Transaction Documents in accordance with their terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except for (i) those that have been or will have been obtained, made or given on or prior to the Closing Date, (ii) any required filings pursuant to the Exchange Act or the rules of the SEC or the Nasdaq, and (iii) the Registration Requirements.

(i)

Compliance with Laws; Permits. The business of the Company or its Subsidiaries is not being conducted, and has not been conducted at any time during the three years prior to the date hereof, in violation of any Applicable Laws except for violations that do not and would not have a Material Adverse Effect. Except in each case as do not and would not have a Material Adverse Effect, (A) except as disclosed in the Company Disclosure Documents and any limitation set out in Schedule III agreed as part of collateral arrangement for this transaction, the Company and each of its Subsidiaries have, and have been in compliance with, all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, (B) neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible suspension or cancellation of any Permit and (C) each such Permit has been validly issued or obtained and is in full force and effect.

(j)

SEC Documents; Compliance with Listing Rules. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Applicable Laws. As of their respective filing or furnishing dates, the Company Disclosure Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective Company Disclosure Documents, and, none of the Company Disclosure Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the Company Disclosure Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the Company Disclosure Documents or to be filed as exhibits to the Company Disclosure Documents which have not been so described, disclosed or filed. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the Nasdaq. The Company has not received any notification that the SEC or the Nasdaq is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto). The Company is not in violation of any listing requirements of the Nasdaq and has no Knowledge of any facts that would reasonably be expected to lead to delisting of its ADSs from the Nasdaq in the foreseeable future, except (i) as otherwise disclosed in the Company Disclosure Documents and (ii) for legal and regulatory developments related to the Holding Foreign Companies Accountable Act of the United States. The Company is in compliance with the Sarbanes-Oxley Act of 2002 in all material respects. The Company filed a Registration Statement on Form F-3 under the Securities Act as a “well-known seasoned issuer” on December 15, 2020, which became automatically effective upon filing and remains effective as of the date of this Agreement.

(k)	Financial Statements.

(i)

The financial statements (including any related notes) contained in the Company Disclosure Documents (collectively, the “Financial Statements”): (A) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, if and to the extent they may exclude footnotes or may be condensed to summary statements) and (B) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby, in each case except as disclosed therein or in the Company Disclosure Documents and as permitted under the Exchange Act.

(ii)

The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. There are no material weaknesses in the Company’s internal controls.

(l)

Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Notes that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Notes to the Investors under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(m)

Events Subsequent to Most Recent Fiscal Period. Since June 30, 2022 until the date hereof and to the Closing Date, except for the transactions contemplated under this Agreement, there have not been any events that would have a Material Adverse Effect.

(n)

Litigation. Except as disclosed in the Company’s Form 20-F filed with the SEC on March 28, 2022, there are no suits, litigations, arbitrations, proceedings, hearings, inquiries, audits, examinations, claims, actions or investigations of any nature by or against the Company or its Subsidiaries or any directors or officers thereof as a party, or affecting the business or any of the assets of the Company or its Subsidiaries pending before any Governmental Entity, or, to the Company’s Knowledge, threatened to be brought by or before any Governmental Entity, that would have a Material Adverse Effect.

(o)

No Other Issuances. The Company has not entered into any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with any investors for the issuance of Company Ordinary Shares or any securities convertible into or exchangeable for Company Ordinary Shares or ADSs prior to the Closing Date.

(p)	Anti-Bribery and Anti-Corruption; Money Laundering Laws; Economic Sanctions.

(i)

The Company and its Subsidiaries and their respective directors, officers, employees, and to the Knowledge of the Company, agents and other persons acting on their behalf are and have been in compliance with all Applicable Laws relating to anti-bribery, anti- corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Company or its Subsidiaries or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any of the Company or its Subsidiaries.

(ii)

None of the Company or its Subsidiaries or any of their respective directors, officers, employees, or to the Knowledge of the Company, agents and other persons acting on their behalf has been found by a Governmental Entity to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of a substantial portion of equity securities or other interest in any of the Company or its Subsidiaries or the current or former directors, officers or employees of any of the Company and its Subsidiaries, or to the Knowledge of the Company, agents or other persons acting on the Company’s or its Subsidiaries’ behalf, are or were Public Officials.

(iii)

None of the Company or its Subsidiaries or any of their respective directors, officers, employees, or to the Knowledge of the Company, agents and other persons acting on their behalf is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any of the Company or its Subsidiaries. None of the Company or its Subsidiaries has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

In this Section 3.1(p),

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re- exports, are restricted by a U.S. governmental authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules; and

“Public Official” means any executive, official, or employee of a governmental authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

(q)

Investment Company. The Company is not and, after giving effect to the issuance of Notes in the transactions contemplated hereby and the application of the proceeds hereof, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(r)

Intellectual Property. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Group Companies own or possesses sufficient rights to use Intellectual Property used in or necessary for the conduct of their business.

(s)

Tax. The Company believes the Company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation.

(t)

No Additional Representation. The Company acknowledges that each Investor makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by such Investor to the Company in accordance with the terms hereof and thereof. Nothing herein shall be deemed to limit any of the Company’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

Section 3.2. Representations and Warranties of the Investors.

Each Investor, severally and not jointly, represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a)

Due Formation. Such Investor is duly formed, validly existing and in good standing in the jurisdiction of its organization. Such Investor has all requisite power and authority to carry on its business as it is currently being conducted.

(b)

Authority. Such Investor has full power and authority to enter into, execute and deliver the Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by such Investor and to perform its obligations thereunder. The execution and delivery by such Investor of the Transaction Documents and the performance by such Investor of its obligations thereunder have been, or will be prior to the Closing, duly authorized by all requisite actions on its part.

(c)

Valid Agreement. The Transaction Documents have been, or will be prior to the Closing, duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the Company, constitute the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as limited by the Enforceability Exceptions.

(d)

Non-contravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (i) violate any provision of the organizational documents of such Investor or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which such Investor is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which such Investor is a party or by which such Investor is bound or to which any of such Investor’s assets are subject. There is no action, suit or proceeding, pending or, threatened against such Investor that questions the validity of the Transaction Documents or the right of such Investor to enter into the Transaction Documents or to consummate the transactions contemplated thereby.

(e)

Consents and Approvals. Neither the execution and delivery by such Investor of the Transaction Documents, nor the consummation by such Investor of any of the transactions contemplated thereby, nor the performance by such Investor of the Transaction Documents in accordance with their terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)

Securities Law Representations. The Investor acknowledges that the Notes (and the underlying ADSs issuable upon the conversion of the Notes and the Class A Ordinary Shares represented thereby) are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Notes (and the underlying ADSs issuable upon the conversion of the Notes and the Class A Ordinary Shares represented thereby) may only be offered, sold or otherwise transferred (1) to the Company or its Subsidiaries, (2) outside the United States in compliance with Regulation S of the Securities Act, (3) to a person you reasonably believe is a “qualified institutional buyer” that is purchasing for its own account or for the account of another “qualified institutional buyer” in reliance on Rule 144A of the Securities Act, or (4) pursuant to another exemption from registration under the Securities Act, such as Rule 144 of the Securities Act (if applicable). Such Investor is either (1) not a “U.S. person” (as defined in Regulation S of the Securities Act) or (2) an accredited investor (as defined in Rule 501 of the Securities Act). Such Investor is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act. Such Investor is acquiring the Notes (and any ADSs issuable upon conversion of the Notes and the Class A Ordinary Shares represented thereby) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes (or any ADSs issuable upon conversion of the Notes) in violation of the Securities Act.

(g)

Sufficient Experience. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes (and any ADSs issuable upon conversion of the Notes and the Class A Ordinary Shares represented thereby) and is capable of bearing the economic risks of such investment. The Investor acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in such Notes (and any ADSs issuance upon conversion of the Notes and the Class A Ordinary Shares represented thereby).

(h)

Sufficient Funds. As of the Closing Date, such Investor will have access to immediately available funds necessary to consummate the Closing with respect to such Investor on the terms and conditions contemplated by this Agreement.

(i)

Brokers and Finders. Such Investor has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

ARTICLE IV

COVENANTS

Section 4.1. Oversubscription.

Within two (2) months from the Closing Date (the “Oversubscription Period”), the Investors shall have the right to subscribe for additional convertible notes in a total principal amount of up to 10% of the Purchase Price paid by the Investors under the same terms and conditions as the Notes (such right to subscription, the “Oversubscription Right”). If the Investors exercise such right, the Company shall, and shall cause its Subsidiaries to, enter into transaction documents with the Investors that are substantially the same as the Transaction Documents and issue such convertible notes to the Investors or their designees (which shall be the Investors’ Affiliates), provided that no additional collateral will be provided to secure such additional convertible notes as long as the value of the Collateral Package is above 120% of the total principal amount of the convertible notes held by the Investors or their Affiliates. Notwithstanding anything to the contrary, after one (1) month from the Closing Date, the Company shall have the right to, by sending a written notice to the Investors, accelerate the Oversubscription Period by any number of days, or declare the Oversubscription Period expire as of a day that is no earlier than the fifth (5th) Business Day after the date of the notice, to the extent required to allow the Company to file Form A1 on the planned filing date established by the Company in good faith based on the requirements of HKSE. Prior to sending the written notice, the Company and the Investors (or their counsel) will use commercially reasonable efforts to first discuss with the HKSE and confirm to HKSE that the timing, terms and pricing of the oversubscription is not contingent upon or connected with the proposed offering for the HKSE Listing.

Section 4.2. Exclusive Financing Right.

(a)	Subject to Section 4.2(b),

(i)

for a six-month period starting from the Closing Date (the “Exclusivity Period”), the Investors shall have the exclusive right to negotiate the subscription of up to US$1,300,000,000 convertible notes (or other equity or equity-linked securities as agreed between the Parties) privately placed by the Company (excluding the total principal amount of the Notes), subject to the terms and conditions to be agreed upon between the Investors and the Company; and

(ii)

during the Exclusivity Period, the Company shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective directors, officers and representatives acting on their behalf not to, discuss or engage with any Persons other than the Investors or their Affiliates with respect to any capital raising conducted on a privately placed or negotiated basis (“Capital Raising”).

(b)

Nothing in this Section 4.2 shall restrict the Company or its Subsidiaries or controlled Affiliates from or affect such entities’ ability to (i) pursue transactions with Baidu, (ii) obtain RMB denominated financing for working capital (including for content production needs) that does not negatively impact the Investors’ rights under the Collateral Package, and (iii) discuss and accept proposals for investment (in RMB) in the relevant Group Companies as specifically required by Applicable Laws or Governmental Order in the PRC (collectively, “Permitted Financing”).

Section 4.3. Preferred Financing Partnership.

(a)

For a period of eighteen (18) months after the Closing Date (the “Preferred Financing Partnership Period”), if the Company or any of its Subsidiaries or controlled Affiliates receives any bona fide offer to subscribe for any equity or equity linked securities issued by any Group Company on a privately placed or negotiated basis, excluding any Permitted Financing (an “Offer”), the Company shall promptly send a written notice (“Offer Notice”) to the Investors setting out all of the material terms and conditions of the Offer, together with a copy of the Offer. The Investors shall have the right to match the terms of any such Offer in all material respects as set forth in Section 4.3(b).

(b)

To exercise such right, the Investors must deliver a written notice (“Match Notice”) to the Company within twenty (20) Business Days following receiving the Offer Notice and if their terms deviate from the Offer, setting forth in reasonable details such deviations and the expected impacts of such deviations. If the Investors timely deliver the Match Notice, and the terms proposed by the Investors match the Offer in all material respects or, solely with respect to the Offer from a financial investor, are no less favorable to the Company in terms of price and in terms of all other terms taken as a whole than the terms under the Offer, the Company shall, and shall cause its Subsidiaries to, complete the issuance to the Investors in preference to the offeror of the Offer or any other third party, except for Baidu.

(c)

During the Preferred Financing Partnership Period, if the Company issues convertible bonds or any equity or equity-linked securities through a public offering, the Investors shall have the preferred right to participate in such public offering, with the manner of such preference to be mutually agreed by the Investors and the Company.

Section 4.4. Payment of Arrangement Fees.

The Company agrees and undertakes to pay an arrangement fee of two percent (2%) of the gross amount of any financing raised by the Company or its Subsidiaries during the Preferred Financing Partnership Period from any Investor or its Affiliates or third parties that are arranged by any Investor or its Affiliates.

Section 4.5. Governance Rights.

For so long as the Notes or Class A Ordinary Shares issued upon conversion of the Notes Beneficially Owned by PAG Asia and its Affiliates represent no less than 50% of the aggregate principal amount of the Notes:

(a)

The Company shall take all necessary or desirable actions as may be required under the Applicable Laws and in accordance with the Articles of Association to cause one (1) individual designated by PAG Asia to be appointed as a director (the “PAG Asia Director”) on or prior to the Closing Date. PAG Asia shall be entitled to appoint, remove and replace the PAG Asia Director. The PAG Asia Director shall have the right to designate an alternate director or proxy to attend board meetings.

(b)

The Company shall take all necessary or desirable actions as may be required under the Applicable Law and in accordance with the Articles of Association to cause the PAG Asia Director to be elected as a non-voting member of the Audit Committee and a voting member of the Compensation Committee of the Board of Directors. The Company’s obligations under Section 4.5(a) and this Section 4.5(b) are subject to PAG Asia’s designee for the PAG Asia Director meeting the requirements for directors and members of the Audit Committee and Compensation Committee under Applicable Laws and of the securities exchange on which the shares of the Company are listed or traded.

(c)

The Company shall set up a strategy committee (the “Strategy Committee”), which (i) shall consist of three (3) members, including one member appointed by PAG Asia, and (ii) shall review and advise on the Group’s overall strategy, capital expenditure, and capital raising. Matters deliberated and reviewed by the Strategy Committee will be subject to the review and approval of the Board of Directors. The Strategy Committee shall meet at least once every quarter with the management.

(d)

For the avoidance of doubt, for the purpose of this Section 4.5 and Section 4.6, the “aggregate principal amount of the Notes” shall mean the whole US$500,000,000 principal amount initially subscribed by the Investors.

Section 4.6. Information Rights.

(a)

For so long as the Notes or Class A Ordinary Shares issued upon conversion of the Notes Beneficially Owned by PAG Asia and its Affiliates represent no less than 25% of the aggregate principal amount of the Notes, the Company shall provide PAG Asia with a consolidated balance sheet of the Company at the end of each quarter of each fiscal year, and consolidated statements of income and cash flows of the Company for the period then ended, as soon as available, and in any event within sixty (60) days after the end of such period, prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; provided, that as long as the Company stays as a public company and the Company makes the information available through public filings on the EDGAR system or any successor or replacement system of the SEC, or through public filings on the HKEXnews system or any successor or replacement system of the HKEX, the delivery of such information shall be deemed satisfied by such public filings.

(b)

The Company shall not provide the above documents or disclose any material non-public information concerning the Group to PAG Pegasus or its representatives, unless PAG Pegasus otherwise notifies the Company. Representatives from PAG Pegasus shall identify themselves as not from PAG Asia when communicating with representatives with the Company and shall immediately delete and notify the Company if they receive any documents or material non-public information that are not meant to be sent to them.

Section 4.7. Financing Cooperation.

(a)

If requested by either Investor, the Company will use commercially reasonable efforts to provide the following cooperation in connection with such Investor obtaining any Debt Financing Transaction: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender or counterparty in customary form in connection with the Debt Financing Transaction, and subject to the consent of the Company (which will not be unreasonably withheld, conditioned or delayed), with such changes thereto as are reasonably requested by such lender or counterparty, (ii) if so requested by such lender or counterparty, as applicable, re-registering the pledged Notes and/or Company Ordinary Shares to be issued upon conversion of the Notes, as applicable, in the name of the relevant lender, counterparty, custodian or similar party to a Debt Financing Transaction, as securities intermediary and to the extent such Investor or its Affiliates continues to Beneficially Own such pledged Notes and/or Company Ordinary Shares and such re-registration does not remove any restrictions that would have remained applicable to such Notes or shares had such re-registration not occurred, (iii) entering into customary triparty agreements with each lender or counterparty and any Investor relating to the delivery of the Notes and/or Company Ordinary Shares to the relevant lender or counterparty for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price, and/or (iv) such other cooperation and assistance as the Investor may reasonably request and subject to the consent of the Company (which will not be unreasonably withheld, conditioned or delayed), provided that none of the foregoing shall unreasonably disrupt the operation of the Company’s business or prejudice any of its rights hereunder.

(b)

Notwithstanding anything to the contrary, the Company’s obligation to deliver an Issuer Agreement in connection with a Debt Financing Transaction is conditioned on the relevant Investor certifying to the Company in writing (A) that the counterparty to such Debt Financing Transaction is a bank or broker-dealer that is engaged in the business of financing debt securities and similar instruments, (B) that the execution of such Debt Financing Transaction and the terms thereof do not violate the terms of this Agreement, (C) that such Investor has pledged the Notes and/or the Company Ordinary Shares as collateral to the lenders or counterparties under such Debt Financing Transactions, (D) to the extent applicable, whether the registration rights under Schedule II are being assigned to the lenders or counterparties under the Debt Financing Transaction, and (E) that such Investor acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any material inaccuracy in such certificate will be deemed a breach of this Agreement. Each Investor acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders or counterparties and that in any dispute between the Company and such Investor under this Agreement, such Investor shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 4.8. HKSE Listing.

(a)

In the event that the HKSE requires in writing (including through public rules and guidance) that any of the special rights of the Investors under this Agreement be terminated or amended in connection with the Company’s application for an HKSE Listing, the Company shall use all reasonable efforts to assist the Investors in preserving those special rights, and shall facilitate direct discussions and/or submissions between the Investors (and their legal counsel) and the HKSE if possible.

(b)

If the HKSE nevertheless requires any of the special rights of the Investors to be terminated or amended after such discussions and/or submissions, the Parties shall use their reasonable efforts to explore alternative arrangements to preserve the existing rights of the Investors. Subject to such alternative arrangements being reasonably acceptable to the Investors, the Investors’ special rights will be terminated or amended to the extent required in connection with Company’s application for the HKSE Listing.

(c)

In the event that the Parties agree to any termination or amendment of the special rights of the Investors, the Investors shall have the right to require such special rights to be restored if the HKSE Listing is not completed within 12 months after the first submission of the Company’s listing application, and the Company shall take all necessary or desirable actions to restore such special rights.

Section 4.9. Collateral Arrangement.

(a)

The performance by the Company and other Group Companies of their obligations to make any payments to the Investors (i) under the Indentures, the Notes, the Security Documents and Section 4.4 and Schedule IV of this Agreement, and (ii) pursuant to Article VI of this Agreement as a result of a breach of its obligations under Section 4.5, Section 4.6 and Section4.8 of this Agreement as well as their other obligations under the Security Documents, shall be secured pursuant to the collateral arrangement set forth on Schedule III (the “Collateral Arrangement”) and under the Security Documents.

(b)

The Company shall, and shall cause the applicable Group Companies to take all the actions that are required to be taken by the Group Companies upon Closing as set forth under Schedule III, and complete the Post-Closing Collateral Related Activities (as defined in Schedule III) as soon as practicable after the Closing, and in any event within thirty (30) days after the Closing as long as the Investors provide timely cooperation. The Investors shall reasonably cooperate with the Company to complete such activities, including by providing necessary documents or taking necessary actions where applicable.

(c)

If the value of the Collateral Package falls below the applicable Value Threshold, the Company shall, and shall cause its Subsidiaries to, provide additional collateral under the Collateral Arrangement such that the total value of the Collateral Package is increased to such threshold, unless the decline in value of the Collateral Package is solely attributable to fluctuations in US$/RMB exchange rates and the remaining value of the Collateral Package is at least 90% of the applicable Value Threshold.

(d)

The Parties shall cooperate with each other to timely release a portion of the collateral if the principal amount of Notes held by the Investors and their Affiliates substantially reduces. Following the repayment in full of all amounts due under the Notes, the conversion of all of the Notes held by the Investors and their Affiliates to Class A Ordinary Shares (including in the form of ADSs) or the Investors and its Affiliates otherwise ceasing to hold any portion of the Notes (each, a “Extinguishment Event”), the Collateral Arrangement shall terminate and the Investors shall release and discharge the collateral described in the Security Documents or to execute such other appropriate instrument evidencing such release and discharge (at the expense of the Company) within ten (10) days after the Extinguishment Event.

Section 4.10. Security Documents and Change in Law Event.

(a)	Upon the occurrence of:

(i)

any default by the Company or any Subsidiary of the Company under the Security Documents in any of its obligations under the Security Documents, which, per opinion of counsel of the Parties, materially and adversely affects the enforceability, validity or priority of the applicable Lien on the Collateral or which materially and adversely affects the condition or value of the Collateral or the security interest under the Security Documents, taken as a whole, in each case, which, is either not curable or has not been remedied within thirty (30) days after written notice from any Investor; other than any limitation set out in Schedule III agreed as part of the Collateral Arrangement; or

(ii)

assertion by the Company or any Subsidiary of the Company under the Security Documents, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; any Investor shall be entitled to exercise all and any applicable remedies and rights that would be available to the Holders (as provided in the Indenture) and/or the Trustee (as provided in the Indenture) in connection with the occurrence of an event under Section 6.01 of the Indenture, against the Company under the Indenture (including the right to accelerate and demand payment of the Note Acceleration Repayment Price (as provided in the Indenture) and interest on the Notes under Section 6.02 of the Indenture) and, if applicable, other Transaction Documents, as if the relevant provisions of such Transaction Documents (other than this Agreement) have been incorporated herein by reference, mutatis mutandis, and the Company shall comply with such applicable terms in the Indenture and other Transaction Documents.

(b)

The Parties agree that a Change in Law Event shall have the same effect as a “Fundamental Adverse Regulatory Change” under the Indenture. Upon the occurrence of a Change in Law Event, any Investor shall be entitled to exercise all and any applicable remedies and rights that would be available to the Holders (as provided in the Indenture) and/or the Trustee (as provided in the Indenture) in connection with the occurrence of a Fundamental Adverse Regulatory Change, against the Company under the Indenture (including the right to repurchase the Notes under Section 15.02(a) of the Indenture) and, if applicable, other Transaction Documents, as if the relevant provisions of such Transaction Documents (other than this Agreement) have been incorporated herein by reference, mutatis mutandis, and the Company shall comply with such applicable terms in the Indenture and other Transaction Documents.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Taking of Necessary Action.

Each Party agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under Applicable Laws (other than waive such party’s rights hereunder) to consummate and make effective the sale and purchase of the Notes hereunder, subject to the terms and conditions hereof and compliance with Applicable Laws. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Notes, each Party shall cause the proper officers, managers and directors of such Party to take all such necessary action as may be reasonably requested by the requesting Party. The Company shall promptly notify the Investors of any event, condition or circumstance occurring prior to the Closing Date that would constitute a material breach of any terms and conditions contained in this Agreement.

Section 5.2. Conduct of Business.

Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 7.1, except as contemplated or required by the Transaction Documents, the Company shall, and the Company shall cause each of its Group Companies to (i) conduct its business and operations in the ordinary course of business consistent with past practice, including customary financing arrangements and facilities; and (ii) take all actions necessary to continue the listing and trading of its ADSs on the Nasdaq and shall comply with the Company’s reporting, filing and other obligations under the rules of Nasdaq. From the date hereof through the Closing Date, except pursuant to the Transaction Documents or as disclosed in the Company Disclosure Documents as of the date of this Agreement, the Company shall not (i) issue, approve or agree to the issuance of any Company Ordinary Shares, or any securities convertible into or exchangeable or exercisable for the Company Ordinary Shares other than issuance of shares to employees upon the exercise of options or restricted share units granted or issuance to holders of convertible securities in compliance with the terms thereof, (ii) reserve for issuance any Company Ordinary Shares, (iii) repurchase or redeem, or approve or agree to the repurchase or redemption of, any Company Ordinary Shares or any securities convertible into or exchangeable or exercisable for Company Ordinary Shares, other than the 2025 Notes, or (iv) declare or pay any dividends or other distributions on the Company Ordinary Shares; in each case, unless for the period from the date hereof through the Closing Date, the Company provides to the Investors the same rights they have under Sections 4.2 and 4.3.

Section 5.3. Use of Proceeds.

The Company undertakes to reserve and dedicate the proceeds from the issue and sale of the Notes for the purchase or repurchase of the 2025 Notes, general and corporate purposes as approved by the Investors from time to time, and/or any other purposes as approved by the Investors from time to time. The Company agrees to comply with Schedule IV to this Agreement in connection with the purchase or repurchase of the 2025 Notes.

Section 5.4. Securities Laws.

Each Investor acknowledges and agrees that, as of the Closing Date, the Notes (and the ADSs representing Company Ordinary Shares that are issuable upon conversion of the Notes) have not been registered under the Securities Act and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act or as to which an exemption from the registration requirements of the Securities Act is available. In addition to, and without prejudice to, any applicable rights set forth in the sixth amended and restated shareholders agreement of the Company dated October 26, 2017 (the “Shareholders Agreement”), the Company hereby grants to the Investors such registration rights as set forth in Schedule II to this Agreement. To the extent the grant of the registration rights under Schedule II to this Agreement to the Investors requires any consent by any Person, including any shareholder of the Company, the Company shall obtain such consent prior to the Closing (including such Person’s acknowledgement and consent with respect to their right to participate in any registration pursuant to this Agreement and the Shareholders Agreement on a pro rata basis with the Investors).

Section 5.5. FPI Status.

Without limiting the generality of the foregoing, the Company shall promptly after the date hereof and reasonably prior to Closing take all necessary or desirable actions required to duly and validly rely on the exemption for foreign private issuers from applicable rules and regulations of the Nasdaq with respect to corporate governance to rely on “home country practice” in connection with the transactions contemplated hereunder (including an exemption from any Nasdaq rules that would otherwise require seeking shareholder approval in respect of such transactions), including without limitation, to the extent necessary, making disclosures, notices and filings to or with the SEC and Nasdaq and obtaining an adequate opinion of counsel in respect of the home country practice exemption.

Section 5.6. Conversion Price Matters.

The Conversion Rate on the Closing Date (the “Initial Conversion Rate”) shall be the quotient (rounded to four decimal places) of $1,000 divided by the Conversion Price on the Closing Date; provided, that if any event shall occur between the date hereof and the Closing Date (inclusive) that would have resulted in an adjustment to the Conversion Rate pursuant to Section 14.04 of the Indenture if the Notes had been issued and outstanding since the date hereof, the Initial Conversion Rate shall be adjusted as would have been required by Section 14.04 of the Indenture and the share amounts and ADS prices in the table set forth in Section 14.03(e) of the Indenture shall be adjusted as would have been required by Section 14.03(d) of the Indenture in each case if the Notes had been issued and outstanding since the date hereof.

Section 5.7. Termination of Covenants.

Notwithstanding anything to the contrary, ARTICLE IV and ARTICLE V shall terminate automatically upon the Investors and its Affiliates ceasing to hold any portion of the Notes or any of the Class A Ordinary Shares (including in the form of ADS) to which the Notes converted.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification.

(a)

Subject to the limitations set forth in this Section 6.1, the Investors, their Affiliates and their respective officers, directors employees and agents (each an “Indemnitee”) shall be indemnified by the Company for any and all Losses suffered by such Indemnitee as a result of or arising from (i) any breach of any representation or warranty made by the Company in Section 3.1; or (ii) any breach of any covenant or agreement by the Company contained in this Agreement. Notwithstanding anything to the contrary, other than with respect to fraud, in no event shall the Company be liable for or have an obligation to indemnify the Indemnitees for Losses in connection with (A) the Fundamental Warranties, in excess of 100% of the Purchase Price paid to the Company by the Investors pursuant to this Agreement, and (B) the other representations and warranties made by the Company in Section 3.1 in excess of 50% of the Purchase Price paid to the Company by the Investors pursuant to this Agreement.

(b)

In calculating the amount of any Losses hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnitees with respect to such Losses, if any, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds or payments. No Party shall have any liability under any Transaction Document for any punitive, incidental, consequential or indirect damages, (including loss of profits or diminution in value), in each case, that are not a reasonably foreseeable result or consequence of the underlying breach by the relevant breaching Party, it being understood that the foregoing shall not exclude any damages suffered by the Investors from any failure to receive the full amounts payable under the Transaction Documents, to realize the value of Company Ordinary Shares and/or ADSs issued or issuable upon conversion of the Notes or to benefit from any rights and protection provided under the Transaction Documents.

Section 6.2. Third Party Action.

(a)

Each Indemnitee shall give the Company prompt written notice (an “Indemnification Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnitee has knowledge; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

(b)

The Company shall have the right, exercisable by written notice to the applicable Indemnitee(s) within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice; provided, that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnitee or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this Section 6.2(b), conduct the defense of such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnitee(s) and such Indemnitees reasonably determine upon the advice of counsel that representation of all such Indemnitees by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnitee(s), there are one or more material defenses available to the applicable Indemnitee(s) that are not available to the Company. If the Company does not assume the defense of any third party claim in accordance with this Section 6.2(b), the applicable Indemnitee(s) may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense. In no event shall the Company, in connection with any Action or separate but substantially similar Actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees chosen by the Investors and/or its Affiliates, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend the Action.

(c)

No Indemnitee shall consent to a settlement of, or the entry of any judgment arising from, any claim for which such Indemnitee is indemnified pursuant to this Section 6.2 without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnitee(s), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnitee(s) of an unconditional release of such Indemnitee(s) from all liability with respect to such Action. In any such third party claim where the Company has assumed control of the defense thereof pursuant to Section 6.2(b), the Company shall keep the applicable Indemnitee(s) reasonably informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnitee(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnitee(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnitee(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	By the mutual written consent of the Parties;

(b)

By either the Company or any Investor upon written notice to the other, if the Closing has not occurred on or prior to the Long Stop Date; provided that the right to termination under this Section 7.1(b) shall not be available to any Party if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.1(b);

(c)

By either the Company or any Investor if any Governmental Order enjoining or otherwise prohibiting the consummation of the transactions as contemplated under the Transaction Documents shall be in effect and shall have become final and non-appealable prior to the Closing Date; provided that the right to termination under this Section 7.1(c) shall not be available to any Party if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of such Governmental Order;

(d)

at the election of any Investor, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or the other Transaction Documents that if continuing on the Closing Date will result in the failure of the conditions set forth in Section 2.2(c) to be satisfied, which breach has not been cured within twenty (20) Business Days after delivery of written notice to the Company of such breach; or

(e)

at the election of the Company, with respect to any Investor, if there has been a material breach of any representation, warranty, covenant or agreement on the part of such Investor contained in this Agreement or the other Transaction Documents that if continuing on the Closing Date will result in the failure of the conditions set forth in Section 2.2(d) to be satisfied, which breach has not been cured within twenty (20) Business Days after delivery of written notice to such Investor of such breach.

Section 7.2. Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1, (a) this Agreement shall become void and of no further force and effect, except for the provisions of Section 7.4 to Section 7.14, which shall survive the termination of this Agreement indefinitely or until the latest date permitted by law, (b) none of the Parties shall have any liability in respect of a termination of this Agreement pursuant to Section 7.1(a) to Section 7.1(c)(other than the Party whose breach of a representation, warranty, covenant or agreement under this Agreement precipitated a termination pursuant to Section 7.1(b)), (c) nothing shall relieve any of the Parties from liability for Losses resulting from the termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e), and (d) each Party’s right of termination under Section 7.1 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election or waiver of remedies.

Section 7.3. Survival.

All covenants or other agreements of the Parties shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the relevant Party entitled to such performance. All Fundamental Warranties shall survive for five (5) years after the Closing. All other representations and warranties of the Company contained in this Agreement shall survive the Closing Date until eighteen (18) months after the Closing Date. Notwithstanding the foregoing, nothing herein shall relieve any Party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 7.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)	If to PAG Asia, to:

Address:	33/F, Three Pacific Place, 1 Queen’s Road East, Admiralty, Hong Kong

Contact:	***

If to PAG Pegasus, to:

Address:	33/F, Three Pacific Place, 1 Queen’s Road East, Admiralty, Hong Kong

Contact:	***

(b)	If to the Company, to:

Address:	9/F, iQIYI Innovation Building
No. 2 Haidian North First Street, Haidian District,
Beijing 100080, People’s Republic of China
Attention:	Jun Wang
Jun Wang	***

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (i) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (ii) when sent by facsimile (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) one (1) Business Day following the day sent by overnight courier, or (iii) when sent by electronic mail, upon such electronic mail being sent unless the sending party subsequently learns that such electronic mail was not successfully delivered.

Section 7.5. Entire Agreement; Third Party Beneficiaries; Amendment.

This Agreement, together with other Transaction Documents, sets forth the entire agreement between the parties with respect to the subject matters hereof and thereof. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the expressed parties hereto, any benefit, right or remedies, provided that (i) ARTICLE VI shall be for the benefit of and fully enforceable by each of the Indemnitees, and (ii) Section 7.14 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the Parties executed in the same manner as this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 7.6. Counterparts.

This Agreement may be executed in one or more counterparts by wet-ink or other means (including by means of telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 7.7. Confidentiality; Public Announcements.

(a)

Each Party shall keep confidential any nonpublic material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing the Transaction Documents (including written or oral information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non- confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving Party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party other than in accordance with the provisions set forth herein. Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement or any other Transaction Documents, and shall not use such Confidential Information for any other purposes. The Parties hereby agree, for the purpose of this Section 7.7, that the existence and terms and conditions of this Agreement and other Transaction Documents and schedule hereof shall be deemed as Confidential Information until such Transaction Document has been duly filed with the SEC.

(b)

No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party or its Affiliates without the prior written approval of the other Parties, unless required by Applicable Laws in which case such other Party shall have the right to review, comment on and have reasonable comments incorporated on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, the Investors and its Affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with informational or reporting activities; provided that the recipient of such information is subject to a customary obligation to keep such information confidential. The Company may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities; provided that any description of the subject matter of this Agreement or the Investors or their Affiliates (if not previously approved by the Investors) shall be approved by the Investors in advance.

(c)

Each Party may disclose the Confidential Information to its Affiliates and its and its Affiliates’ partners, officers, directors, employees, agents, professional advisors and other representatives on a need-to-know basis in the performance of the Transaction Documents; provided that, such Party shall procure such persons are made aware of and will comply with the confidentiality obligations hereunder. A Party may disclose Confidential Information if such disclosure is required by (i) an order of any court of competent jurisdiction or any regulatory, judicial, governmental or similar body or any taxation authority of competent jurisdiction, (ii) the rules of any listing authority or stock exchange on which its shares are listed or traded, or (iii) by Applicable Law, provided that in such case, such Party shall (1) to the extent permitted by law, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and (2) shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)

Without the prior written consent of the Investor, the Company shall not, and shall cause its Affiliates not to, use in advertising, publicity, announcements, or otherwise, the name of any Investor or any Affiliate of any Investor, either alone or in combination with any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by any Investor or any of its Affiliates; provided that the Company and its Affiliates may refer to the Investors as holders of the Notes or holders of shares or ADS of the Company in the filings or disclosure required to be made by Applicable Laws or the rules of the stock exchange on which its shares are listed or traded.

(e)

The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 7.8. Expenses.

(a)

Upon the Closing, the Company shall reimburse the Investors for its reasonable documented out-of-pocket fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby (excluding any transactions that may be agreed under Section 4.2 or 4.3), including fees and expenses of attorneys, accountants, consultants, up to an aggregate amount of US$5,000,000.

(b)

Each Party shall bear its own costs and expenses incurred in connection with the Transaction Documents and the transaction contemplated thereunder if this Agreement is terminated pursuant to Section 7.1.

(c)

For the avoidance of doubt, the Company shall be responsible for the payment of any fees of the transfer agent, Trustee, DTC or other administrative agents, relating to or arising out of the issuance and sale of the Notes by the Company as contemplated hereby.

Section 7.9. Successors and Assigns.

(a)

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Investors’ successors and assigns, and no other person.

(b)

Neither the Company nor the Investors may assign its respective rights or delegate its respective obligations under this Agreement (including the rights and obligations under Section 4.9), whether by operation of law or otherwise, and any assignment by the Company or the Investors in contravention hereof shall be null and void; provided, that (i) prior to the Closing, each Investor may assign all of its rights and obligations under this Agreement or any portion thereof to one or more Affiliates who execute and deliver a Joinder without the prior consent of the Company, and such Affiliate shall be deemed an Investor hereunder and shall have all rights and obligations of an Investor or any portion thereof (as set forth in the Joinder); provided further that no such assignment will relieve the Investor of its obligations hereunder prior to the Closing, (ii) any Affiliate of the Investor who after the Closing Date executes and delivers a Joinder and is a permitted transferee of any Notes or Company Ordinary Shares shall be deemed an Investor hereunder and have all the rights and obligations of an Investor or any portion thereof (as set forth in the Joinder), (iii) the rights of a holder of Registrable Securities under Schedule II may be transferred but only together with the Notes or Registrable Securities in a transfer of such Notes or Registrable Securities to an Affiliate of the transferor that executes and delivers to the Company a Joinder.

(c)

Section 4.5 and Section 4.6(a) shall terminate automatically upon a PAG Asia Change of Control. “PAG Asia Change of Control” shall mean (A) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of (1) the beneficial ownership of securities of PAG Asia possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of PAG Asia or (2) control (as defined in the definition of Affiliate) of PAG Asia; (B) a merger, consolidation, recapitalization or reorganization involving PAG Asia, unless securities representing more than 50% of the total voting power of the successor company is immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned PAG Asia’s outstanding voting securities immediately prior to such transaction; or (C) the acquisition, directly or indirectly, by any of Baidu’s competitors or the Companies’ competitors (each based on a list of competitors provided by Baidu or the Company (by action of Board of Directors) to the Investors prior to the Closing Date, which list may be updated by Baidu or the Company (by action of Board of Directors) by written notice to PAG Asia every 6 month after the Closing) of more than 10% of the beneficial ownership of equity securities of PAG Asia. For the avoidance of doubt, references to PAG Asia in this Section mean PAG Asia or its Affiliate that has the rights under Section 4.5 or Section 4.6(a) at the time of the relevant change of control event.

Section 7.10. Governing Law; Arbitration.

(a)	This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of Hong Kong without regard to the conflict of laws principles thereof.

(b)

Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each of the Parties has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be in Hong Kong.

(c)

Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, immunity to post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 7.11. Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the transactions contemplated under the Transaction Documents is not affected in any manner materially adverse to any Party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the Parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 7.12. Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.13. Headings.

The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.14. Non-Recourse.

This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as Parties and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any Party (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any Party or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY:

iQIYI, Inc.

By:	/s/ Yu Gong
Name:	Yu Gong
Title:	Director

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

INVESTOR:

PAGAC IV-1 (CAYMAN) LIMITED

By:	/s/ Koichi Ito
Name:	Koichi Ito
Title:	Director

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

INVESTOR:

PAG PEGASUS FUND LP

By:	/s/ JON ROBERT LEWIS
Name: JON ROBERT LEWIS
Title: Director of PAG Pegasus GP Limited, acting as a General Partner of PAG Pegasus Fund LP

[Signature Page to Investment Agreement]

SCHEDULE I

LIST OF INVESTORS

SCHEDULE II

REGISTRATION RIGHTS

SCHEDULE III

COLLATERAL ARRANGEMENTS

SCHEDULE IV

2025 NOTES REPURCHASE

Exhibit A

Form of Indenture

Exhibit B

Form of Joinder

The undersigned is executing and delivering this Joinder dated [•] pursuant to that certain Investment Agreement, dated as of August [•], 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among iQIYI, Inc, PAGAC IV-1 (Cayman) Limited (“PAG Asia”), PAG Pegasus Fund LP (“PAG Pegasus”) and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

The undersigned, an Affiliate of [assignor to be specified] (“Transferring Investor”), entered into [agreement to be described] with the Transferring Investor, pursuant to which the Transferring Investor [describe the rights transferred and obligations delegated].

By executing and delivering this Joinder to the Investment Agreement, the undersigned hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Investment Agreement applicable to the transferring Investor in the same manner as if the undersigned were an original Investor signatory to the Investment Agreement and had executed the Investment Agreement as “PAG Asia” or “PAG Pegasus”, as applicable, depending on the identity of such Transferring Investor.

The contact information of the undersigned for the purpose of Section 7.4 of the Investment Agreement is set forth below:

[contact info to be included]

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